                                                                      EXHIBIT 12


                              GARDNER DENVER, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                       FOR THE NINE
                                       MONTHS ENDED
                                       SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                       -------------   ------------------------------------------------------
                                           2005         2004       2003          2002       2001       2000
                                       -------------   ------------------------------------------------------
Earnings
  Income before income taxes             $59,451       52,286      30,358      28,827      34,683      29,894
  Plus
    Fixed Charges                         23,036       12,704       6,019       7,483       7,789       8,486
                                         -------       ------------------------------------------------------

    Total                                $82,487       64,990      36,377      36,310      42,472      38,380
                                         =======       ======================================================

Fixed Charges
  Interest expense including
    amortization of debt expense         $19,642       10,102       4,748       6,365       6,796       7,669
  Rentals - portion representative
    of interest                            3,394        2,602       1,271       1,118         993         817
                                         -------       ------------------------------------------------------

    Total                                $23,036       12,704       6,019       7,483       7,789       8,486
                                         =======       ======================================================

Ratio of earnings to fixed charges          3.6x         5.1x        6.0x        4.9x        5.5x        4.5x
                                         =======       ======================================================
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